EXHIBIT 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Canadian National Railway Company

We consent to the use of our audit report dated February 1,  2013, with respect to the consolidated balance sheets of Canadian National Railway Company as of December 31, 2012 and 2011,  and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and our audit report dated February 1, 2013 on the effectiveness of internal control over financial reporting as of December 31, 2012, which are incorporated herein by reference.

/s/ KPMG LLP*

November 22, 2013
Montreal, Canada

________________

*FCPA auditor, FCA, public accountancy permit No. A106087